DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

   Marmion Industries Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

   Class A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

   Section 3(b)(i) "Adjustment of Conversion Rate upon Subdivision or Combination of the Common Stock" set forth in the Certificate of Designation Establishing Class A Preferred Stock of Marmion Industries Corp. is hereby deleted.

5. Effective date of filing (optional): ______________
   (must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): ______________

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.